Filed Pursuant to Rule 424(b)(3)

File No. 333-262668

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated May 11, 2022)

CEPTON, INC.

138,431,899 Shares of Common Stock
5,175,000 Warrants to Purchase Shares of Common Stock
13,800,000 Shares of Common Stock Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 11, 2022 (as supplemented prior to the date hereof, the “Prospectus”), related to the offer and sale from time to time by the Selling Securityholders of up to 138,431,899 shares of our common stock, 5,175,000 warrants to purchase shares of common stock and 5,175,000 shares of common stock that are issuable upon the exercise of the warrants, consisting of:

●	up to 122,903,551 Consideration Shares;
●	up to 5,265,848 Option Shares;
●	up to 5,950,000 PIPE Shares;
●	up to 4,312,500 Founder Shares;
●	up to 5,175,000 Private Placement Warrants; and
●	5,175,000 Private Warrant Shares.

The Prospectus also relates to the issuance by us of up to 13,800,000 Warrant Shares comprised of 8,625,000 Public Warrant Shares and 5,175,000 Private Warrant Shares.

On August 30, 2022, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement to update and supplement the Prospectus with the information contained in the Current Report.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our common stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “CPTN” and “CPTNW,” respectively. As of August 30, 2022, the closing price of our common stock and warrants was $1.73 and $0.1688, respectively.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS AND PART II, ITEM 1A OF OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 30, 2022.